PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-277211

Dated August 13, 2024

HSBC USA Inc. Autocallable Notes

$2,191,600 Notes Linked to a Global Basket due August 16, 2027

Investment Description

These Autocallable Notes (the “Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with a return linked to the performance of an unequally-weighted basket (the “Basket”) consisting of the following five equity indices (each, a “Reference Asset Component”), with the applicable basket weighting in parenthesis: the EURO STOXX 50® Index (40.00%), the Nikkei 225 Index (25.00%), the FTSE® 100 Index (17.50%), the Swiss Market Index (10.00%) and the S&P/ASX 200 Index (7.50%). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Basket Level is at or above the Basket Starting Level on any of the Observation Dates, including the Final Valuation Date, HSBC will automatically call the Notes and pay you a Call Price equal to the Principal Amount per Note plus a Call Return. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If the Notes have not been called, and the Basket Ending Level on the Final Valuation Date is less than the Basket Starting Level, HSBC will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return. Investing in the Notes involves significant risks. The Notes do not pay any interest. You may lose some or all of your Principal Amount. Generally, the higher the Call Return on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
❑	Call Return: HSBC will automatically call the Notes for a Call Price equal to the Principal Amount plus the applicable Call Return if the Basket Level is at or above the Basket Starting Level on any of the Observation Dates, including the Final Valuation Date. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If the Notes are not called, investors will incur a loss at maturity.
❑	Full Downside Market Exposure: If the Basket Ending Level is less than the Basket Starting Level, investors will be exposed to the full downside performance of the Basket Return and HSBC will pay less than the full Principal Amount at maturity, resulting in a loss of principal that is proportionate to the negative Basket Return. Accordingly, you could lose some or all of the Principal Amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates
Trade Date	August 13, 2024
Settlement Date	August 16, 2024
Observation Dates[1]	Annually, beginning August 18, 2025
Final Valuation Date[1]	August 10, 2027
Maturity Date1	August 16, 2027

[1] See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the Reference Asset ComponentS, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF The principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering
These terms relate to the Notes. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Basket	Call Return Rate	Basket Starting Level	CUSIP	ISIN
The EURO STOXX 50® Index ("SX5E"), the Nikkei 225 Index ("NKY"), the FTSE® 100 Index ("UKX"), the Swiss Market Index ("SMI") and the S&P/ASX 200 Index ("AS51")	11.20% per annum	100	40443V151	US40443V1513

See “Additional Information About HSBC USA Inc. and the Notes” on page 2 of this pricing supplement. The Notes offered will have the terms specified in the accompanying prospectus dated February 21, 2024, the accompanying prospectus supplement dated February 21, 2024, the accompanying Equity Index Underlying Supplement dated February 21, 2024 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof for a description of the distribution arrangements.

The Estimated Initial Value of the Notes on the Trade Date is $9.697 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Us
Per Note	$10.00	$0.20	$9.80
Total	$2,191,600.00	$43,832.00	$2,147,768.00

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information about HSBC USA Inc. and the Notes

This document relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire a senior unsecured debt instrument linked to the Basket, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Notes relates to the Basket, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any Reference Asset Component, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity index underlying supplement dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm
♦	Prospectus supplement dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm
♦	Prospectus dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 21, 2024, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 21, 2024 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated February 21, 2024.

Investor Suitability

The Notes may be suitable for you if:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have the same downside market risk as the Basket and the Reference Asset Components.
♦	You believe the Basket will not be below the Basket Starting Level on the Final Valuation Date, but you are willing to lose up to 100% of your principal if the Notes are not called and the Basket Ending Level is below the Basket Starting Level on the Final Valuation Date.
♦	You understand and accept that you will not participate in any appreciation in the level of any of the Reference Asset Components and your potential return is limited to the applicable Call Return.
♦	You are willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.
♦	You believe the Basket will remain flat or appreciate moderately during the term of the Notes and the Basket Level will be equal to or greater than the Basket Starting Level on at least one Observation Date, or equal to or greater than the Basket Starting Level on the Final Valuation Date.
♦	You are willing to hold the Notes that will be automatically called on any of the first two Observation Dates if the Basket Level on that Observation Date is equal to or greater than the Basket Starting Level.
♦	You are willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.
♦	You understand and accept the risks associated with the Reference Asset Components.
♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in any of the Reference Asset Components.
♦	You are willing to assume the credit risk of HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as the Basket and the Reference Asset Components.
♦	You believe the Notes will not be called and that the Basket Final Level will be below the Basket Starting Level on the Final Valuation Date.
♦	You seek an investment that is designed to return your full Principal Amount at maturity.
♦	You seek an investment that participates in the full appreciation in the level of any of the Reference Asset Components or that has unlimited return potential.
♦	You are not willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.
♦	You are unable or unwilling to hold securities that will be automatically called on any of the first two Observation Dates if the Basket Level on that Observation Dates is equal to or greater than the Basket Starting Level.
♦	You are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.
♦	You do not understand or accept the risks associated with the Reference Asset Components.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦	You seek current income from your investment or prefer to receive the dividends paid on the stocks included in any of the Reference Asset Components.
♦	You are not willing or are unable to assume the credit risk of HSBC, as Issuer of the Notes, for any payment on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Basket and the Reference Asset Components, see ”Information About the Basket and the Reference Asset Components” in this document and the accompanying Equity Index Underlying Supplement. You should also carefully review “Key Risks” herein and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement.

Final Terms
Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	Approximately 3 years, unless earlier called.
Trade Date	August 13, 2024
Settlement Date	August 16, 2024
Final Valuation Date	August 10, 2027
Maturity Date	August 16, 2027
Basket	The EURO STOXX 50® Index (Ticker: "SX5E"), the Nikkei 225 Index (Ticker: "NKY"), the FTSE® 100 Index (Ticker: "UKX"), the Swiss Market Index (Ticker: "SMI") and the S&P/ASX 200 Index (Ticker: "AS51").
Basket Weightings	40.00% for the SX5E, 25.00% for the NKY, 17.50% for the UKX, 10.00% for the SMI and 7.50% for the AS51.
Call Feature	The Notes will be automatically called if the Basket Level is at or above the Basket Starting Level on any of the Observation Dates. If the Notes are called, HSBC will pay you on the applicable Call Settlement Date a cash payment per Note equal to the Call Price for the applicable Observation Date.
Call Settlement Dates	With respect to any of the first two Observation Dates, two business days following the applicable Observation Date, unless otherwise indicated in the table below. For the Final Valuation Date, the Call Settlement Date will be the Maturity Date.
Call Price	The Call Price equals the Principal Amount per Note plus the applicable Call Return, which will equal the product of the Principal Amount multiplied by the applicable Call Return Rate.
Call Return/Call Return Rate	The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding and will be based on the Call Return Rate of 11.20% per annum.

Observation Date[1]	Call Settlement Date[1]	Call Return Rate	Call Price (per $10.00 Note)
August 18, 2025	August 21, 2025	11.20%	$11.12
August 12, 2026	August 17, 2026	22.40%	$12.24
Final Valuation Date (August 10, 2027)	Maturity Date (August 16, 2027)	33.60%	$13.36

Payment at Maturity (per $10 Note)

If the Notes have not been previously called, you will receive a payment on the Maturity Date calculated as follows:

If the Basket Ending Level is equal to or greater than the Basket Starting Level, the Notes will automatically called and HSBC will pay you a cash payment on the Maturity Date per Note equal to the applicable Call Price.[2]

If the Basket Ending Level is less than the Basket Starting Level, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Note, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return, equal to:

$10 + ($10 × Basket Return)
In this case, you could lose up to 100% of the Principal Amount of the Notes.
Basket Return	Basket Ending Level – Basket Starting Level
Basket Starting Level
Initial Level	4,694.92 with respect to SX5E, 8,235.23 with respect to UKX, 36,232.51 with respect to NKY, 11,928.14 with respect to SMI and 7,826.838 with respect to AS51, each of which was its Official Closing Level on the Trade Date.
Basket Starting Level	Set equal to 100 on the Trade Date.
Basket Ending Level	The Basket Level on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates.

1 The Observation Dates and Call Settlement Dates are subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Additional Terms of the Notes—Valuation Dates” and “—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

2 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Estimated Initial Value	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Key Risks — The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF HSBC.  IF HSBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline
The Levels of the Reference Asset Components were determined and the Basket Starting Level was set to 100. The terms of the Notes were determined.

The Notes will automatically be called if the Basket Level is at or above the Basket Starting Level on any of the Observation Dates.

If the Notes are called, HSBC will pay the Call Price for the relevant Observation Date: equal to the Principal Amount plus an amount based on the Call Return Rate.

The Final Level of each Reference Asset Component is observed and the Basket Ending Level and Basket Return are determined on the Final Valuation Date.

If the Notes have not been called and the Basket Ending Level is below the Basket Starting Level, HSBC will repay less than the Principal Amount, if anything, resulting in a loss proportionate to the decline of the Basket Level, equal to a return of:

$10 + ($10 × Basket Return) per Note

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Structure or Features of the Notes

♦	Risk of Loss at Maturity – The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called and the Basket Ending Level of is less than the Basket Starting Level, you will lose some or all of your initial investment in an amount proportionate to the decline in the Basket Ending Level from the Basket Starting Level. In such a case, you will lose some or all of the principal amount of your Notes.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Notes to Maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the Basket Ending Level is above the Basket Starting Level.

♦	Limited Return on the Notes – Your return on the Notes will be limited by the Call Price, regardless of any increase in the level of the Basket, which may be significant. Therefore, you will not benefit from any appreciation of the Basket in excess of an amount that exceeds the Call Price and your return on the Notes may be less than your return would be on a hypothetical direct investment in the Basket, the Reference Asset Components or in the stocks included in the Reference Asset Components.

♦	No Assurances of a Flat or Bullish Environment – While the Notes are structured to provide positive returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you may lose some or all of your investment if the Notes are not called.

♦	No Interest Payments – As a holder of the Notes, you will not receive interest payments.

♦	Reinvestment Risk – If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as one year after issuance.

♦	Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss – Greater expected volatility with respect to the Basket reflects a higher expectation as of the Trade Date that, for example, the Basket Ending Level could be below the Basket Starting Level on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Call Return Rate for that Note. However, while the Call Return Rate is a fixed amount, the volatility of any of the Reference Asset Components can change significantly over the term of the Notes. The levels of one or more Reference Asset Components could fall sharply, which could result in a significant loss of principal.

♦	A change in the level of one or more Reference Asset Components may be offset by a change in the levels of the other Reference Asset Components – A change in the level of one or more Reference Asset Components as of the Final Valuation Date may not correlate with a change in the levels of the other Reference Asset Components. The level of one or more Reference Asset Components may increase, while the levels of the other Reference Asset Components may not increase as much, or may even decrease. Therefore, in calculating the level of the Reference Asset, an increase in the level of one or more Reference Asset Components may be moderated, or wholly offset, by lesser increases or decreases in the levels of the other Reference Asset Components. This effect is further amplified by the differing weights of the Reference Asset Components where changes in lower weighted Reference Asset Components may be offset by even smaller changes in more heavily weighted Reference Asset Components.

Risk Relating to the Reference Asset Components

♦	Changes Affecting the Reference Asset Components – The policies of the sponsors of the Reference Asset Components concerning additions, deletions and substitutions of the stocks included in the Reference Asset Components and the manner in which the sponsors of the Reference Asset Components takes account of certain changes affecting those stocks included in the Reference Asset Components may adversely affect the levels of the Reference Asset Components and the Basket. The policies of the sponsor of the Reference Asset Components with respect to the calculation of the Reference Asset Components could also adversely affect the levels of the Reference Asset Components and the Basket. The sponsors of the Reference Asset Components may discontinue or suspend calculation or dissemination of the Reference Asset Components. Any such actions could have an adverse effect on the value of the Notes.

♦	Non-U.S. Securities Markets Risks – The levels of the Reference Asset Components depend upon stocks of non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than stocks issued by U.S. companies and listed on U.S. exchanges. The foreign securities included in any of the Reference Asset Components may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Basket and, as a result, the value of the Notes.

♦	The Payments on the Notes Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar Even Though the Stocks Included in the Reference Asset Components are Traded in a Foreign Currency and the Notes are Denominated in U.S. Dollars – Although the equity securities included in the Reference Asset Components are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the levels of the Reference Asset Components, and therefore the Notes. The amount we pay in respect of the Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

General Risk Factors

♦	The Notes Are Subject to the Credit Risk of the Issuer – The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any – The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Is Expected to Be Less Than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Reference Asset Components and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher Than the Estimated Initial Value of the Notes – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 5 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in an Reference Asset Component – The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in an Reference Asset Component. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in an Reference Asset Component would have. Each Reference Asset Component is a price return index, and the Call Return excludes any cash dividend payments paid on its component stocks.

♦	The Notes Are Not Insured or Guaranteed by Any Governmental Agency of the United States or Any Other Jurisdiction – The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	Lack of Liquidity – The Notes will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Notes in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Notes. This price, if any, will exclude any fees or commissions paid when the Notes were purchased and therefore will generally be lower than such purchase price.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks included in an Reference Asset Component, which could affect the price of such stocks or the level of that Reference Asset Component and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Notes. The Calculation Agent, which may be HSBC or any of its affiliates, will determine the Payment at Maturity or the payment on a Call Settlement Date based on observed levels of each Reference Asset Component in the market. The Calculation Agent can postpone the determination of each Official Closing Level on an Observation Date and the corresponding Call Settlement Date if a Market Disruption Event exists on that Observation Date. Furthermore, the Calculation Agent can postpone the determination of each Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Basket and the Reference Asset Components or the price of the stocks included in the Reference Asset Components, and therefore, the market value of the Notes.

♦	Market Price Prior to Maturity – The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the levels of the Reference Asset Components; the volatility of the Reference Asset Components; the dividends paid on the securities included in the Reference Asset Components; the time remaining to the maturity of the Notes; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC USA Inc., UBS Financial Services Inc., or any of our or their respective affiliates in the stocks included in the Reference Asset Components, or in futures, options, exchange-traded funds or other derivative products on those stocks or relating to the Reference Asset Components, may adversely affect the levels of the Reference Asset Components, and, therefore, the market value of the Notes.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Notes?” in this document and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Basket relative to the Basket Starting Level. The hypothetical terms used below are not the actual terms that will apply to the Notes. The actual terms are indicated on the cover of this pricing supplement. We cannot predict the Basket Level on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any Reference Asset Component. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity or upon an automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment Term:	Approximately 3 years (unless earlier called)
Basket Starting Level:	100.00
Call Return Rate:	11.20% per annum

Observation Dates, Call Return Rates and Call Prices on Observation Dates:

Observation Dates	Call Return Rates	Call Prices
August 18, 2025	August 21, 2025	11.20%
August 12, 2026	August 17, 2026	22.40%
Final Valuation Date (August 10, 2027)	Maturity Date (August 16, 2027)	33.60%

Example 1— The Basket Level is 110.00% of the Basket Starting Level on the first Observation Date – the Notes are called.

Date	Basket Level	Payment (per Note)
First Observation Date	110.00	$1.12 (Call Return) – Notes are automatically called
		Total Payment: $11.12 (11.20% return)

Because the Basket Level on the first Observation Date is at or above the Basket Starting Level, the Notes are automatically called at the applicable Call Price of $11.12 per Note, representing a 11.20% return on the Notes. As long as the Basket Level is at or above the Basket Starting Level on any Observation Date, HSBC will pay you the applicable Call Price.

Example 2— The Basket Level is below the Basket Starting Level on the first and second Observation Dates and is at 110.00% of the Basket Starting Level on the Final Valuation Date– the Notes are called.

Date	Basket Level	Payment (per Note)
First and Second Observation Date	Various levels below the Basket Starting Level	$0.00 – Notes are not automatically called

Final Valuation Date	110.00	$13.36 (Call Price) – Notes are automatically called

		Total Payment: $13.36 (33.60% return)

Because (i) the Basket Level on the first and second Observation Dates is below the Basket Starting Level and (ii) the Basket Level on the Final Valuation Date is at or above the Basket Starting Level, the Notes are automatically called at the applicable Call Price of $13.36 per Note, representing a 33.60% return on the Notes.

Example 3— The Basket Level is below the Basket Starting Level on each of the first two Observation Dates and is 50.00% of the Basket Starting Level on the Final Valuation Date – the Notes are NOT called.

Date	Basket Level	Payment (per Note)
First and second Observation Date	90.00	$0.00 – Notes are not automatically called

Final Valuation Date	50.00	$10 + ($10 × Basket Return) =$10.00 + ($10 × -50%) =$10.00 + (-$5.00) =$5.00 (Payment at Maturity)
	Total Payment: $5.00 (-50.00% return)

Because Basket Level is below the Basket Starting Level on each of the first two Observation Dates, the Notes are not automatically called. Furthermore, because the Basket Ending Level is below the Basket Starting Level on the Final Valuation Date, your principal is fully exposed to any decrease in the Basket Ending Level relative to the Basket Starting Level. Therefore you will suffer a loss on the Notes of 50.00%. Expressed as a formula:

Basket Return = (50.00 – 100.00) / 100.00 = -50.00%

Payment at Maturity = 10.00 + ($10 × -50%)

In this example, you would lose some of your Principal Amount at maturity.

If the Basket Ending Level is below the Basket Starting Level on the Final Valuation Date, you are fully exposed to the negative Basket Return, resulting in a loss of some or all of your principal that is proportionate to the decrease in the Basket Level from the Trade Date to the Final Valuation Date.

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as pre-paid executory contracts with respect to the Reference Asset Components. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, exchange or call and HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ materially and adversely from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

HSBC will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset Components would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset Components were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset Components and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset Components is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset Components or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset Components or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Information About Basket and the Reference Asset Components

All disclosures contained in this document regarding a Reference Asset Component, including its make-up, method of calculation and changes in its components, where applicable, are derived from publicly available information. That information reflects the policies of, and is subject to change by, the applicable reference sponsor. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. Neither HSBC USA Inc. nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of information about any Reference Component or any other constituent included in any Reference Component contained herein. No reference sponsor is under any obligation to continue to publish, and may discontinue or suspend the publication of, the applicable Reference Component at any time. You should make your own investigation into each applicable Reference Component.

The Basket

The following graph illustrates the hypothetical daily performance of the Basket from August 13, 2014 through August 13, 2024 based on closing level information from Bloomberg Professional® service (“Bloomberg”), if the level of the Basket was made to equal 100 on August 13, 2014. The hypothetical performance reflects the performance the Basket would have exhibited based on the actual historical performance of the Reference Asset Components. Neither the hypothetical performance of the Basket nor the actual historical performance of any Reference Asset Components should be taken as indications of future performance.

We cannot give you assurance that the performance of the Basket will result in the return of your initial investment. You may lose all of your initial investment.

Basket chart

The EURO STOXX 50® Index

Description of the SX5E

The SX5E was created by STOXX, which is owned by Deutsche Borse AG. The SX5E aims to include the 50 Supersector leaders from the EURO STOXX Index by selecting stocks from each of the 20 EURO STOXX Supersectors indices. The 20 STOXX Supersectors are: automobiles and parts; banks; basic resources; chemicals; construction and materials; consumer products and services; energy; financial services; food, beverage and tobacco; health care; industrial goods and services; insurance; media; personal care, drug and grocery stores; real estate; retail; technology; telecommunications; travel and leisure; and utilities.

For more information about the SX5E, see "The EURO STOXX 50® Index" beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from August 13, 2014 to August 13, 2024 as reported on the Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the SX5E should not be taken as an indication of future performance.

Source: Bloomberg

The Nikkei 225 Index

Description of the NKY

The NKY, which is also known as the Nikkei Stock Average Index, measures the price-weighted average of 225 top-rated Japanese companies listed in the First Section of the Tokyo Stock Exchange.

For more information about the NKY, see "The Nikkei Stock Average" beginning on page S-33 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the NKY

The following graph sets forth the historical performance of the NKY based on the daily historical closing levels from August 13, 2014 to August 13, 2024 as reported on the Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the NKY should not be taken as an indication of future performance.

Source: Bloomberg

The FTSE® 100 Index

Description of the UKX

The UKX is a capitalization-weighted index of the 100 most highly capitalized companies traded on the London Stock Exchange. The equities use an investibility weighting in the index calculation. The UKX was developed with a base level of 1,000 as of December 30, 1983.

For more information about the UKX, see "The FTSE® 100 Index" beginning on page S-16 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the UKX

The following graph sets forth the historical performance of the UKX based on the daily historical closing levels from August 13, 2014 to August 13, 2024 as reported on the Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the UKX should not be taken as an indication of future performance.

Source: Bloomberg

The Swiss Market Index

Description of the SMI

The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Swiss Exchange. The SMI was first launched with a base level of 1,500 as of June 30, 1988. The SMI is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of SIX Swiss Exchange.

For more information about the SMI, see "The Swiss Market Index" beginning on page S-84 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SMI

The following graph sets forth the historical performance of the SMI based on the daily historical closing levels from August 13, 2014 to August 13, 2024 as reported on the Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the SMI should not be taken as an indication of future performance.

Source: Bloomberg

The S&P/ASX 200 Index

Description of the AS51

The AS51 is intended to provide exposure to the largest 200 eligible securities that are listed on the Australian Securities Exchange by float-adjusted market capitalization. The AS51 was first launched in 1979 by the ASX and was acquired and re-launched by its current index sponsor on April 3, 2000. The AS51 is sponsored, calculated, published and disseminated by S&P.

For more information about the AS51, see "The S&P/ASX 200 Index" beginning on page S-74 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the AS51

The following graph sets forth the historical performance of the AS51 based on the daily historical closing levels from August 13, 2014 to August 13, 2024 as reported on the Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. The historical levels of the AS51 should not be taken as an indication of future performance.

Source: Bloomberg

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described herein. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Basket Return. If a Market Disruption Event exists with respect to a Reference Asset Component on that scheduled trading day, then the accelerated Final Valuation Date for that Reference Asset Component will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days as the latest postponed Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Asset Component on the scheduled trading day preceding the date of acceleration, the determination of such Reference Asset Component’s Final Level will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Reference Asset Component occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Notes and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Settlement Date set forth on the cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the accompanying prospectus supplement.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 21, 2024, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 21, 2024, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 21, 2024.